Source Capital Group Increases Rating on Petrol Oil and Gas To Strong Buy

Firm Has 12-Month Price Target of $7.00 Per Share

LAS VEGAS, Dec 08, 2005 (BUSINESS WIRE) -- Petrol Oil and Gas, Inc. (OTCBB: POIG) announced today that Source Capital Group, Inc. ("Source Capital"), a NASD registered broker-dealer, in a recent research report has upgraded its recommendation to STRONG BUY while maintaining its twelve-month price target for POIG at $7.00 per share. Petrol is a participant in the rapidly expanding exploration, development and production of Coal Bed Methane ("CBM"), a direct addition to the domestic supply of natural gas.

"Petrol announced recently that it initiated a $10 million drilling and development program for its Coal Creek project located in southeast Kansas. This drilling and development program is a result of the recently closed financing that has the potential to provide Petrol with up to $50 million," stated Joe Blankenship, vice president of research at Source Capital. "Petrol intends to develop up to 82,000 acres in the Coal Creek Project in three separate operational areas. This should help to move significant estimated natural gas reserves in Coffey County into the proven category, assisting in the valuation of Petrol. The ease of access for drilling and completion, as well as the proximity to major natural gas transmission lines means Petrol should be able to have commercial production from these wells in the first part of next year," Mr. Blankenship continued.

"We have surveyed the availability of equipment to complete the drilling program outlined by Petrol and feel comfortable that Petrol should be able to meet its accelerated schedule. Petrol has experienced personnel in place, headed by its Drilling and Production Superintendent, Gary Bridwell," continued Mr. Blankenship.

"Petrol's stock is selling at 6.4 times our fiscal year 2007 earnings estimate of $0.25 per share, giving it a price below the industry average."

"Our twelve month price target for Petrol stock is $7.00," the Source Capital report concluded.

"We are pleased that Source Capital has recognized the potential of our reserve position," said Paul Branagan, Petrol's Chairman and CEO. "We believe that our recent debt financing will provide us with the capital to prove up our Coal Creek property and continue to increase our revenues."

Source Capital Group: Source Capital, headquartered in Westport, CT provides high-quality independent investment services, removed from the typical Wall Street environment, to individuals and institutions.

The entire Source Capital Group report is available on the Petrol website www.petroloilandgas.com in the Press Release section or by contacting Joe Blankenship, Source Capital Group, at 480-368-1488. A copy of the Report will also be attached to a Form 8-K filed with the SEC and available on the SEC's website (www.sec.gov) Forward-Looking Statement: The statements in this press release regarding the Source Capital report, Mr. Blankenship's comments and opinion as to Petrol's future prospects and share price, contents of the Report, Petrol's anticipated future earnings, total acreage age to be drilled, the actual number of wells to be drilled , availability of the remaining funds under the financing package and Petrol's ability to fully implement its development plan are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Source Capital has furnished its opinions independently. The Company has not reviewed its forecast or the methodology behind its conclusions.

For information, contact:

Joe Blankenship

Vice President Research

Source Capital Group, Inc.

7377 E. Doubletree Ranch Road, Suite 290

Scottsdale, AZ 85258

Phone: 480-368-1488 Fax: 480-368-1319

jblankenship@sourcegrp.com

SOURCE: Petrol Oil and Gas, Inc.

CONTACT: Petrol Oil and Gas, Inc. Investor Information: 702-454-7318 www.petroloilandgas.com or CEOcast, Inc. for Petrol Oil and Gas Ed Lewis, 212-732-4300, Ext. 225